Exhibit 99.1
Everus Reports First Quarter Results, Affirms Guidance for 2025
BISMARCK, N.D. — May 13, 2025 — Everus Construction Group (NYSE: ECG) today reported financial results for first quarter 2025.
First Quarter 2025 Summary
(all comparisons versus the prior-year period unless otherwise noted)
•Revenues of $826.6 million, up 32.1%.
•Net income of $36.7 million, up 30.1%; net income margin of 4.4%.
•Diluted earnings per share of 72 cents, up 30.9%.
•Earnings before interest, taxes, depreciation and amortization of $61.8 million, up 31.8%; EBITDA margin of 7.5%.
•Backlog of $3.1 billion, up 10.0% from Dec. 31, 2024, and up 40.5% from March 31, 2024.
•Affirms estimated full-year guidance for 2025.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“Everus’ strong first quarter results reflect robust opportunities across our diverse end markets, efficient project execution and record backlog,” said Jeffrey S. Thiede, president and CEO of Everus. “Our electrical and mechanical segment increased revenues 47% with growth across all end markets, particularly data center work, and our transmission and distribution segment also had solid results with strong project execution.
“Our record backlog was up 10% from year-end and more than 40% compared to first quarter last year, with growth in both the E&M and T&D segments. We saw continued strong project opportunities across our diverse service offerings, particularly for data center, hospitality, undergrounding and high-tech work. With our successful track record of executing on complex projects and our long-term customer relationships, we remain well-positioned to benefit from favorable secular demand drivers, including high-tech reshoring, data center construction and utility infrastructure investments, giving us the opportunity to continue growing backlog.
“Based on our strong first quarter results and continued favorable market outlook, balanced against economic uncertainties and typical project timing movement, we are maintaining our guidance for 2025. We are confident with our favorable backlog trends, attractive financial position and our focus on our 4EVER strategy that we remain on track to execute on our long-term financial targets to drive value for shareholders.”
First Quarter 2025 Consolidated Results
Revenues increased 32.1% to $826.6 million in the first quarter of 2025, compared to $625.7 million in the first quarter of 2024. Electrical and mechanical revenues grew $207.2 million, or 47.0%, and transmission and distribution revenues declined $3.5 million, or 1.9%.
Gross profit increased 23.8% to $92.5 million in the first quarter of 2025, compared to $74.7 million in the first quarter of 2024. The increase was primarily driven by higher revenues due to project timing and efficiency gains on certain projects, partially offset by higher operating costs and lower gross profit margin from changes in project mix. Gross profit margin was 11.2% in the first quarter of 2025, compared to 11.9% in the first quarter of 2024.
Selling, general and administrative expenses increased to $41.5 million in the first quarter of 2025, compared to $35.8 million in the first quarter of 2024. The increase was primarily driven by higher labor and professional service-related expenses, including incremental stand-alone operating costs, to support the operational growth of the business.
Net income increased 30.1% to $36.7 million, or diluted EPS of 72 cents, in the first quarter of 2025, compared to $28.2 million, or diluted EPS of 55 cents, in the first quarter of 2024. The increase was primarily from increased gross profit and higher income from joint ventures, partially offset by higher selling, general and administrative expenses, including incremental stand-alone operating costs, and interest expense related to the company's borrowing arrangements. Net income margin was 4.4% in the first quarter of 2025, compared to 4.5% in the first quarter of 2024.

EBITDA increased 31.8% to $61.8 million in the first quarter of 2025, compared to $46.9 million in the first quarter of 2024. The increase was primarily from higher revenues and higher income from joint ventures, partially offset by higher selling, general and administrative expenses, including stand-alone operating costs. EBITDA margin was 7.5%, consistent with the first quarter of 2024.
Backlog increased to $3.1 billion as of March 31, 2025, up 10.0% compared to $2.8 billion as of Dec. 31, 2024, and up 40.5% compared to $2.2 billion as of March 31, 2024.
First Quarter 2025 Segment Results
Electrical and Mechanical
E&M segment revenues increased 47.0% to $648.2 million in the first quarter of 2025, compared to $441.0 million in the first quarter of 2024. The increase was driven by higher workloads in each of the E&M end markets, particularly growth in the data center submarket.
E&M segment net income increased to $36.6 million during the first quarter of 2025, compared to $23.0 million in the first quarter of 2024. E&M segment net income margin was 5.6%, up compared to 5.2% in the first quarter of 2024.
E&M segment EBITDA increased 50.9% to $49.5 million in the first quarter of 2025, compared to $32.8 million in the first quarter of 2024. The increase was driven by higher revenues, higher income from joint ventures and efficiency gains on certain projects, partially offset by changes in project mix and higher selling, general and administrative expenses. E&M segment EBITDA margin was 7.6%, up compared to 7.4% in the first quarter of 2024.
E&M backlog increased to $2.7 billion as of March 31, 2025, up 7.9% compared to $2.5 billion as of Dec. 31, 2024, and up 46.3% compared to $1.8 billion as of March 31, 2024.
Transmission and Distribution
T&D segment revenues were $185.0 million during the first quarter of 2025, compared to $188.5 million in the first quarter of 2024. The utility end market experienced slightly lower workloads due in part to weather-related impacts and reductions in the storm and distribution submarkets, partially offset by growth in the underground submarket. The utility end market declines were partially offset by increased workloads in the transportation end market, particularly in the traffic signalization submarket.
T&D segment net income increased to $10.5 million during the first quarter of 2025, compared to $10.2 million in the first quarter of 2024. T&D segment net income margin was 5.7%, up compared to 5.4% in the first quarter of 2024.
T&D segment EBITDA increased 5.8% to $20.1 million in the first quarter of 2025, compared to $19.0 million in the first quarter of 2024. The modest increase was primarily from solid project execution and lower selling, general and administrative expenses, partially offset by lower revenues. T&D segment EBITDA margin was 10.9%, up compared to 10.1% in the first quarter of 2024.
T&D backlog increased to $353.1 million as of March 31, 2025, up 29.1% compared to $273.6 million as of Dec. 31, 2024, and up 7.9% compared to $327.1 million as of March 31, 2024.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of March 31, 2025, the company had $54.3 million of unrestricted cash and cash equivalents and $296.2 million of gross debt, compared to $69.9 million and $300.0 million as of Dec. 31, 2024.
As of both March 31, 2025, and Dec. 31, 2024, the company had $209.4 million available under the revolving credit facility, net of $15.6 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 1.0x as of both March 31, 2025, and Dec. 31, 2024.
Working capital, defined as current assets minus current liabilities, was $425.0 million as of March 31, 2025, compared to $403.9 million as of Dec. 31, 2024.
Cash Flow
Operating cash flows were $7.1 million for the first quarter of 2025, compared to $21.8 million for the first quarter of 2024. The decrease was primarily related to higher working capital needs.
Capital expenditures were $18.5 million for the first quarter of 2025, compared to $9.2 million for the first quarter of 2024. The increase was primarily from vehicle, equipment and building investments to support the company's growth.
Everus had negative free cash flow of $8.1 million for the first quarter of 2025, compared to positive free cash flow of $15.4 million for the first quarter of 2024. The decrease was primarily from lower operating cash flows and higher net capital expenditures.

Forecast for 2025
Everus is affirming its estimated full-year guidance for 2025.
•Revenue is expected to be in the range of $3.0 billion to $3.1 billion.
•EBITDA is expected to be in the range of $210 million to $225 million, with EBITDA margins expected to be lower than in 2024 due to stand-alone operating costs and associated dis-synergies.
•Gross capital expenditures for 2025 are expected to be in the range of $65 million to $70 million.
Basis of Presentation
Prior to the spinoff from MDU Resources Group, Inc. on Oct. 31, 2024, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of CEHI, LLC (Centennial) and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, for periods prior to the separation, Everus' financial information, including the results of operations, financial condition, cash flows, and the accompanying unaudited condensed consolidated financial statements, was prepared on a “carve-out” basis in connection with the spinoff and was derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis. The calculation of basic and diluted earnings per share for periods presented prior to the spinoff have been retrospectively adjusted to the number of shares outstanding on Oct. 31, 2024, the separation and distribution date. It is assumed that there were no dilutive or anti-dilutive equity instruments as of Oct. 31 because there were no Everus stock-based awards outstanding for periods prior to the separation.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' first quarter 2025 results on a webcast at 10:30 a.m. EDT May 14. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q1 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future™ by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to utility, transportation, commercial, industrial, institutional, renewable, service and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services in both the public and private sectors. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as design, manufacturing and distribution of overhead and underground transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's 4EVER strategy, future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Annual Report on Form 10-K filing and subsequent filings with the Securities and Exchange Commission.

Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, investors@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2025	2024
	(In thousands, except per share amounts)
Operating revenues	$826,629	$625,689
Cost of sales	734,136	550,972
Gross profit	92,493	74,717
Selling, general and administrative expenses	41,509	35,833
Operating income	50,984	38,884
Interest expense, net	4,694	2,726
Other income, net	567	918
Income before income taxes and income from equity method investments	46,857	37,076
Income taxes	13,573	9,977
Income from equity method investments	3,388	1,115
Net income	$36,672	$28,214

Earnings per share:
Basic	$0.72	$0.55
Diluted	$0.72	$0.55
Weighted average common shares outstanding:
Basic	51,042	50,972
Diluted	51,091	50,972

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2025	December 31, 2024
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$73,981	$86,012
Receivables, net of allowances of $3,064 and $7,097, respectively	592,809	590,028
Contract assets	221,910	167,049
Inventories	47,413	43,750
Prepayments and other current assets	34,854	30,390
Total current assets	970,967	917,229
Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $161,545 and $157,278, respectively	145,801	134,409
Goodwill	143,224	143,224
Other intangible assets, net of accumulated amortization of $6,990 and $10,334, respectively	—	116
Operating lease right-of-use assets	67,742	67,045
Investments	23,504	21,286
Other	4,609	5,154
Total noncurrent assets	384,880	371,234
Total assets	$1,355,847	$1,288,463
Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Contract liabilities, net	186,571	207,304
Accounts payable	182,335	138,097
Taxes payable	24,508	6,768
Accrued compensation	52,864	67,815
Current portion of operating lease liabilities	27,762	26,354
Accrued payroll-related liabilities	43,544	38,995
Other accrued liabilities	13,355	13,037
Total current liabilities	545,939	513,370
Noncurrent liabilities:
Long-term debt	277,123	280,648
Deferred income taxes	9,209	8,161
Operating lease liabilities	40,473	41,200
Other	22,904	22,472
Total noncurrent liabilities	349,709	352,481
Total liabilities	$895,648	$865,851
Commitments and contingencies
Common stockholder’s equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 50,999,228 and 50,980,924 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	$510	$510
Other paid-in capital	139,045	138,130
Retained earnings	320,644	283,972
Total stockholder’s equity	460,199	422,612
Total liabilities and stockholder’s equity	$1,355,847	$1,288,463

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2025	2024
	(in thousands)
Operating activities:
Net income	$36,672	$28,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,774	5,461
Amortization of intangible assets	116	522
Deferred income taxes	1,048	193
Provision for credit losses	(1,729)	(411)
Amortization of debt issuance costs	394	—
Stock-based compensation costs	1,747	344
Net unrealized (gains) losses on investments	117	—
Gain on sale of assets	(2,371)	(1,283)
Equity in earnings of unconsolidated affiliates, net of distributions	(2,743)	1,544
Changes in current assets and liabilities, net of acquisitions:
Receivables	(1,052)	(14,891)
Due from related-party	—	(2,140)
Contract assets	(54,861)	1,110
Inventories	(3,663)	(937)
Other current assets	(4,464)	270
Accounts payable	43,625	2,318
Due to related-party	—	590
Contract liabilities, net	(20,733)	202
Other current liabilities	7,579	(421)
Other noncurrent changes	672	1,171
Net cash provided by operating activities	7,128	21,856
Investing activities:
Capital expenditures	(18,539)	(9,222)
Net proceeds from sale or disposition of property	3,310	2,810
Proceeds from insurance contracts	2,174	—
Investments	(1,766)	—
Net cash used in investing activities	(14,821)	(6,412)
Financing activities:
Repayment of long-term debt	(3,750)	—
Tax withholding on stock-based compensation	(588)	—
Net amounts received from related-party cash management program	—	(4,650)
Transfers to Centennial and MDU Resources	—	(11,818)
Net cash used in financing activities	(4,338)	(16,468)
(Decrease) increase in cash, cash equivalents and restricted cash	(12,031)	(1,024)
Cash, cash equivalents and restricted cash - beginning of period	86,012	1,567
Cash, cash equivalents and restricted cash - end of period	$73,981	$543

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended March 31,
	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$648.2	$441.0	47.0%
Transmission & Distribution	185.0	188.5	(1.9)%
Eliminations	(6.6)	(3.8)	73.7%
Total operating revenues	$826.6	$625.7	32.1%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to Master Service Agreements, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	March 31, 2025	December 31, 2024	March 31, 2024
	(In millions)
Electrical & Mechanical	$2,704.4	$2,507.0	$1,848.3
Transmission & Distribution	353.1	273.6	327.1
Total	$3,057.5	$2,780.6	$2,175.4

Everus Construction Group, Inc.
Non-GAAP Financial Measures
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting, since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors, because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended March 31,
	2025	2024	% Change
	(In millions, except percentages)
Net income	$36.7	$28.2	30.1%
Interest expense, net	4.7	2.7	74.1%
Income taxes	13.6	10.0	36.0%
Depreciation and amortization	6.8	6.0	13.3%
EBITDA	$61.8	$46.9	31.8%

Total operating revenues	$826.6	$625.7	32.1%
Net income margin	4.4%	4.5%
EBITDA margin	7.5%	7.5%
The following table reconciles net income to EBITDA by segment.

	Three months ended March 31, 2025				Three months ended March 31, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)				(In millions)
Net income	$36.6	$10.5	$(10.4)	$36.7	$23.0	$10.2	$(5.0)	$28.2
Interest expense, net	(1.8)	0.7	5.8	4.7	(0.1)	0.9	1.9	2.7
Income taxes	13.3	3.4	(3.1)	13.6	8.3	3.4	(1.7)	10.0
Depreciation and amortization	1.4	5.5	(0.1)	6.8	1.6	4.5	(0.1)	6.0
EBITDA	$49.5	$20.1	$(7.8)	$61.8	$32.8	$19.0	$(4.9)	$46.9

The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended March 31,
	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$648.2	$441.0	47.0%
Transmission & Distribution	185.0	188.5	(1.9)%
Eliminations	(6.6)	(3.8)	73.7%
Total operating revenues	$826.6	$625.7	32.1%

Net income:
Electrical & Mechanical	$36.6	$23.0	59.1%
Transmission & Distribution	10.5	10.2	2.9%
Corporate and other	(10.4)	(5.0)	NM
Total net income	$36.7	$28.2	30.1%

EBITDA:
Electrical & Mechanical	$49.5	$32.8	50.9%
Transmission & Distribution	20.1	19.0	5.8%
Corporate and other	(7.8)	(4.9)	(59.2)%
Total EBITDA	$61.8	$46.9	31.8%

Net income margin:
Electrical & Mechanical	5.6%	5.2%
Transmission & Distribution	5.7%	5.4%
Total net income margin	4.4%	4.5%

EBITDA margin:
Electrical & Mechanical	7.6%	7.4%
Transmission & Distribution	10.9%	10.1%
Total EBITDA margin	7.5%	7.5%

NM - Not Meaningful
The following table provides EBITDA guidance reconciliation for full-year 2025.

	Low	High
	(In millions)
Net income	$120.0	$130.0
Interest expense, net	25.0	25.0
Income taxes	40.0	45.0
Depreciation and amortization	25.0	25.0
EBITDA	$210.0	$225.0
Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believe these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.

The following table provides the reconciliation of trailing 12-month EBITDA as of March 31, 2025, and Dec. 31, 2024.

	Twelve months ended March 31, 2025	Three months ended March 31, 2025	Twelve months ended December 31, 2024	Three months ended March 31, 2024
	(In millions)	(In millions)
Net income	$151.9	$36.7	$143.4	$28.2
Interest expense, net	16.0	4.7	14.0	2.7
Income taxes	53.1	13.6	49.5	10.0
Depreciation and amortization	26.1	6.8	25.3	6.0
EBITDA	$247.1	$61.8	$232.2	$46.9
The following table provides the reconciliation of the net leverage calculation of net debt-to-trailing 12-month EBITDA as of March 31, 2025, and Dec. 31, 2024.

	Twelve months ended March 31, 2025		Twelve months ended December 31, 2024
	(In millions)		(In millions)
Current portion of long-term debt	$15.0		$15.0
Long-term debt	277.1		280.6
Total debt	292.1		295.6
Add: Unamortized debt issuance costs	4.1		4.4
Total gross debt	296.2		300.0
Less: cash and cash equivalents, excluding restricted cash	(54.3)		(69.9)
Total net debt	$241.9		$230.1
Trailing-twelve-months EBITDA for the period indicated	$247.1		$232.2

Net leverage	1.0	x	1.0	x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table reconciles cash provided by operating activities to free cash flow.

	Three months ended March 31,
	2025	2024
	(In millions)
Net cash used in investing activities	$(14.8)	$(6.4)
Net cash used in financing activities	$(4.3)	$(16.5)

Net cash provided by operating activities	$7.1	$21.8
Purchases of property, plant and equipment	(18.5)	(9.2)
Cash proceeds from sale of property, plant and equipment	3.3	2.8
Free cash flow	$(8.1)	$15.4
Non-GAAP Financial Guidance
The company is unable to reconcile forward-looking non-GAAP financial guidance relating to full-year 2025 EBITDA margin to its nearest GAAP measure because the company is unable to predict the timing of these adjustments with a reasonable degree of certainty. By their very nature, non-GAAP adjustments are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact the company and its financial results. Therefore, the company is unable to provide the reconciliation of full-year 2025 EBITDA margin guidance without unreasonable efforts.